Diamond Hill Capital Management, Inc.
Diamond Hill Funds
Diamond Hill Securitized Credit Fund

Code of Ethics

Statement of General Principles

The Diamond Hill Funds and the Diamond Hill Securitized Credit Fund (collectively, the “Funds”), and Diamond Hill Capital Management, Inc. (“Diamond Hill”), the Funds’ investment adviser, have adopted this Code of Ethics (the “Code”) for the purpose of instructing all Affiliated Persons of their ethical obligations and to provide policies and procedures related to the following three areas:
1.Personal securities transactions
2.Gifts and entertainment
3.Outside business activities and family member relationships

The Code has been adopted by Diamond Hill and the Funds pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Capitalized terms are defined throughout and in the Appendix.
The Funds’ officers and trustees owe a fiduciary duty to the Funds and their shareholders. In addition, Diamond Hill’s employees, officers, and directors owe a fiduciary duty to their investment advisory clients (“Client”) in addition to the Funds and their shareholders. A fiduciary duty means a duty of loyalty, fairness, good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code and to other applicable provisions of the federal securities laws. These general principles are:
•The duty to govern, which is the obligation imposed on trustees to manage the business affairs of the Funds;
•The duty of diligence, which is the standard of care to which Affiliated Persons are expected to adhere when performing the duties of their positions;
•The duty of loyalty to the Funds and Clients, which requires Affiliated Persons to avoid any conflict of interest or self-dealing, and bars them from taking advantage of a business opportunity that comes to their attention only by virtue of their positions;
•The requirement that the interest of Funds’ shareholders and Clients must be placed before the interests of Affiliated Persons at all times;
•The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility;
•The requirement that all Affiliated Persons comply with applicable federal securities laws;
•The requirement that all Affiliated Persons fully disclose all potential conflicts of interest; and
•The fundamental standard that such Affiliated Persons should not take inappropriate advantage of their positions.

It is imperative that the personal trading activities of the Affiliated Persons be conducted with the highest regard for these general principles to avoid any possible conflict of interest, any appearance of a conflict, or activities that

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Last Amended: August 21, 2024

could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions of Diamond Hill’s employees must also comply with Diamond Hill Investment Group, Inc.’s Material Non-Public Information Policy and Procedures. In addition, all personal securities transactions must comply with Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act. Under these rules, no Affiliated Person may:
•employ any device, scheme, or artifice to defraud a Fund, its shareholders, or Client;
•make to a Fund, its shareholders, or Client any untrue statement of a material fact or omit to state any material fact in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund, its shareholders, or Client; or
•engage in any manipulative practice with respect to a Fund, its shareholders, or Client.
Additional General Principles, Requirements, and Restrictions
•Affiliated Persons shall comply at all times with all applicable federal securities laws. Federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, the Advisers Act, ERISA, Title V of the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, the JOBS Act of 2012, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury.
•Affiliated Persons shall at all times safeguard client information, maintain the confidentiality of client identities, security holdings, security transactions, financial circumstances and other confidential information. Affiliated Persons are prohibited from taking any Confidential Information when leaving their employment with Diamond Hill or their affiliation with the Funds and are prohibited from using or disclosing such Confidential Information for their own benefit or for the benefit of others including any new employer or prospective new employer.
•Employees are prohibited from serving on the boards of directors of publicly traded companies without the written pre-approval of the CCO. The consideration of pre-approval will be based upon a determination that the board service will be consistent with the interests of the Funds or Clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.
•Affiliated Persons shall report any violations of this Code promptly to the CCO.

Section 1: Personal Investment Policies

Mutual Funds – 90 Day Holding Period
To align Employees’ interest with those of the Funds and their shareholders, all Employees are encouraged to own shares of the Funds. Employees owning shares of the Funds are required to do so for a minimum of 90 days. This includes shares held in all Employee Accounts, including any employer-sponsored retirement plans and any deferred compensation plans of Diamond Hill. The 90-day holding period is measured on a Last-In-First-Out (LIFO) basis and shall be inclusive of all Employee Accounts. For example, if an Employee purchases shares of a fund in their IRA, they are prohibited from selling shares of the same fund in their IRA or any other accounts during the 90-day holding period. Shares purchased as part of a systematic investment program are not subject to the 90-day holding period. In addition to the Funds, the 90-day holding period also applies to any open-end mutual fund or collective investment trust (CIT) that is advised or sub-advised by Diamond Hill. The 90-day holding period does not apply to other third party open-end mutual funds, ETFs or money market mutual funds.

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Exempt Securities
The following securities are allowed to be purchased and held, and are exempt from any reporting under this Code:
•securities issued by the United States Government (US Treasury Securities)
•bankers’ acceptances or bank certificates of deposit
•commercial paper
•high quality short-term debt instruments, including repurchase agreements
•shares issued by a money market fund
•shares of unaffiliated open-end mutual funds that are acquired through:
oparticipation in a 529 Plan
oan employer-sponsored retirement plan, such as a 401k or 403b, as long as such plan has a fixed pre-determined investment menu and the Employee has not enrolled in, or does not otherwise use, a self-directed brokerage option oa Health Savings Account, as long as the account’s investment options are limited to a fixed pre-determined investment menu and the Employee has not enrolled in, or does not otherwise use, a self-directed brokerage option
•Virtual Currencies or Cryptocurrencies, such as Bitcoin, are not currently considered Securities and therefore, direct investment in these currencies is expressly exempt from this Code and does not need to be precleared or reported1

Exempt Transactions
The following transactions are permitted and exempt from any transaction level reporting under this Code. Transactions which are:
•effected in an account or in a manner over which the Employee has no direct or indirect influence or control
•pursuant to a systematic dividend reinvestment plan
•in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities
•in connection with the call by the issuer of a preferred stock or bond
•pursuant to the exercise by a second party of a put or call option
•closing transactions no more than five business days prior to the expiration of a related put or call option

Prohibited Securities
Employees may not purchase any of the following securities:
•U.S. and non-U.S. equities, which include American depository receipts (ADRs), real estate investment trusts (REITs), master limited partnerships, and business development corporations
•U.S. and non-U.S. taxable fixed income securities
•Puts, calls, futures, or any other derivative on U.S. and non-U.S. equity and taxable fixed income securities
•Initial Coin Offerings, Virtual Tokens Offerings, Virtual Coin Offerings, or derivatives on any of these
1 Indirect investment in Bitcoin, or other virtual or cryptocurrencies, through a publicly tradable security, including a Statutory Trust traded over the counter (OTC), is permitted but must be disclosed under Section 2 of this Code.

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•Open-end or closed-end mutual funds, including exchange traded funds (ETFs) and variable annuities that are in any one of the following Morningstar Categories2:
oSmall Value
oMid-Cap Value
oLarge Value
oLong-Short Equity
oForeign Large Value
oShort-Term Bond
oIntermediate Core Bond
•The following investments are permitted, and expressly excluded from the above prohibitions:
othe Funds
oother registered investment companies in which Diamond Hill serves as the adviser or sub-adviser ofunds offered through Diamond Hill’s or a defined family member’s employer sponsored retirement plan (“Plan”) as long as the purchase of such funds are made within the respective Plan oshares of Diamond Hill Investment Group, Inc. (“DHIL”)
oshares of public equity securities issued by an Employee or Family Member’s employer or former employer and obtained through an employer-sponsored retirement plan (such as a 401k plan), employee stock ownership plan, or that was granted as a form of compensation

The CCO may grant exceptions to the above prohibitions. If any exceptions are granted, any transactions executed are still subject to the restrictions outlined in the Executing Security Transactions sub-section below.
Executing Security Transactions
Employees may purchase or sell an allowable Security or sell a Prohibited Security that was owned either prior to employment by Diamond Hill or prior to the adoption of this revised Code subject to the following provisions.
Employees may not execute a Security Transaction within seven (7) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Fund or Client. This prohibition does not apply to a sale (or cumulative sales on a given trading day) of an individual security under the following circumstances:
1.if the total sale proceeds are less than $50,000 and
2.the security has a market capitalization in excess of $1 billion.

If the CCO determines that an Employee has violated this prohibition, the transaction must be unwound. If it is not possible or practical to unwind the transaction and the Employee received a more favorable price than a Fund, then the Employee must disgorge to the Fund the value received due to the favorable price differential. For example, if the Employee sold 100 shares at $11 per share, and the Fund sold 1000 shares at $10 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund. If only a Client account is affected, the Employee may pay the differential ($100 in this example) to a selected charity of their choice at the discretion of the CCO.
2 For funds not categorized by Morningstar, the CCO or designee will determine eligibility on a case-by-case basis.

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Private Placements
Any purchase of a private placement security must be pre-approved by the CCO. In connection with a private placement acquisition, the CCO will take into account, among other factors, whether the investment opportunity should be reserved for a Fund or Client, whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Funds or Diamond Hill and whether the investment opportunity is consistent with the overall spirit of the Code. The CCO shall retain a record of any such pre-approval. If authorized, Employees must disclose any subsequent investment in the same issuer if and when that occurs. To avoid a conflict of interest, any decision to purchase securities of the same issuer on behalf of a Fund or Client will be independently reviewed by Diamond Hill personnel who have no personal interest in the issuer.
Initial Public Offering (“IPO”)
Employees are prohibited from acquiring any Securities in an IPO. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from their position with the Funds or Diamond Hill.
New Brokerage Accounts
New brokerage or securities accounts should be disclosed upon opening the account, but no later than 30 days after the calendar quarter-end in which the account was opened. Before opening an account, consideration should be given to the broker/dealer or custodian’s ability to electronically transmit transactions and holdings as required in Section 2 of the Code of Ethics.

Section 2: Personal Investment Disclosure and Affirmation Procedures
New Employees
Within ten (10) days of becoming an Employee, each new Employee must:
1.Certify that they have received, read, and understand this Code and acknowledge that they are subject to it.
2.Disclose a holdings report containing the following information dated within 45 days of becoming an Employee:
a.the title, type of security, ticker symbol or CUSIP (if applicable), number of shares or principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership when the person became an Employee;
b.the name of the broker, dealer, bank, or other financial institution (“Broker”) where any Security is held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and
c.the date that the report is submitted by the Employee.

All Employees
At least once in each 12-month period (generally as of December 31 of each year), each Employee must certify that they have read and understand the Code and recognize that they are subject to it, and must disclose to the CCO security holdings containing the following information current as of a date within 45 days of the date submitted:
1.the title, type of security, ticker symbol or CUSIP (if applicable), number of shares or principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership;

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2.the name of the Broker where any Security is held for the direct or indirect benefit of the Employee; and
3.the date that the report is submitted by the Employee.

Duplicate Statements and Confirmations
All Employees must provide copies of all security transaction reports to the CCO or provide electronic access to their Employee Account records. Electronic access is granted to the CCO via a secure network which provides data feeds for security transactions and account holdings. Security transactions in Employee Accounts that have not been granted electronic access must be manually recorded in the secure network.
Each Employee must disclose, no later than thirty (30) calendar days after the close of each calendar quarter all transactions in which the Employee acquired or disposed of any direct or indirect Beneficial Interest in a Security, excluding Exempt Securities. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
1.The date of the transaction, the price at which the transaction was effected, the title and as applicable the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.The nature of the transaction (i.e. purchase, sale or any other type of transaction);
3.The name of the broker/dealer with or through which the transaction was effected;
4.The date the Employee submits the report.

An affirmation request will be sent to all Employees quarterly through the compliance system showing all transactions that have been received or entered requiring Employee attestation. In addition, each Employee must certify that they have reported all transactions required to be disclosed pursuant to the requirements of this Code.
Exceptions to Reporting
Transactions and holdings in charitable giving accounts are excluded from the above quarterly transaction and holdings reporting requirement so long as the Employee or Family Member does not have investment discretion over the assets in the account.
Roommate Disclosure
All Employees must disclose if they live in the same household with a non-spouse adult (“Roommate”). New Employees must report this within ten (10) days of becoming an Employee, and existing Employees have a continual ongoing obligation to promptly disclose any new arrangement of living in the same household with a Roommate. All Employees living with a Roommate must also affirm annually the following:
1.that they have not and will not disclose information to their Roommate about any security transactions executed or under consideration for execution on behalf of the Funds or a Client,
2.that they are not aware of any inadvertent disclosure to their Roommate of security transactions described above, and
3.if they are aware of any security transactions executed by their Roommate as a result of intentional or inadvertent disclosure of security transactions described above, that they will immediately report it to the CCO.

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Provisions for Independent Trustees
While Independent Trustees of the Funds are subject at all times to the fiduciary obligations described in this Code and the 90-day holding period related to the Funds, the remainder of the Personal Investment Policies and Disclosure and Affirmation Procedures of this Code apply to Independent Trustees only if they involve the purchase or sale of a Security and the Independent Trustee in the ordinary course of fulfilling the duties of that position, and not through public disclosure, knew or should have known, that during the fifteen days immediately preceding or after the date of their transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.
CCO Monitoring and Reporting Procedures
The CCO, or their delegate, will review all trade confirmations or transaction data feeds provided by Brokers no less frequently than quarterly, to determine whether any violations of this Code occurred. The Employee's annual disclosure of Securities holdings will be reviewed by the CCO, or their delegate, for compliance with this Code, and to identify any trading patterns that may be inconsistent with this Code. In the case of the CCO covered under this Code, the CCO’s direct manager will perform the same monitoring and review described above.
At least annually, the CCO will report to the Funds’ board of trustees regarding existing procedures and any changes in the procedures made during the past year. The CCO will also certify to the Funds’ board of trustees that the Funds and Diamond Hill have adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will identify any violations of this Code, any significant remedial action during the past year, and any recommended procedural or substantive changes to this Code based on the CCO’s experience under this Code, evolving industry practices, or legal developments.
The CCO will inform the Employees of their reporting obligations, supply a copy of the Code, and receive from Employees an acknowledgement of their receipt of this Code. The CCO will cause the Funds and Diamond Hill to maintain records in the manner and to the extent set out in Rule 17j-1(f) of the 1940 Act and 204A-1 of the Advisers Act.

Section 3: Gifts and Entertainment
As fiduciaries to our Clients, we must always place our Clients’ interests first and cannot allow gifts or entertainment opportunities to influence the actions we take on behalf of our Clients. Diamond Hill recognizes that the establishment and maintenance of strong relationships with Clients, vendors, intermediaries and consultants is integral to the firm’s ability to provide effective investment management services. Diamond Hill further recognizes that routine business lunches or dinners or attendance at cultural or sporting events are good mechanisms for building and maintaining these relationships. As such, this policy is to encourage business entertainment provided it is neither so frequent nor excessive as to raise any question of propriety, and it is not preconditioned on achievement of any business activity or other incentives.
This business gift and entertainment section applies to Diamond Hill employees and their Family Members. It does not apply to personal gifts or entertainment that an Employee may receive from or give to friends or acquaintances who happen to work in the financial services industry, as long as the gift or entertainment is based on the Employee’s or their Family Member’s personal relationship and is not made in connection with their employment at Diamond Hill.
Some Diamond Hill employees hold active securities registrations (such as a Series 6 or Series 7) through Foreside Financial Services, LLC (“Foreside”). Those Employees are subject to policies and procedures adopted

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by Foreside to ensure compliance with applicable FINRA Conduct Rules. In the event that Foreside policies and procedures concerning gifts and entertainment are more stringent than those outlined in the Code, the Foreside policies and procedures will take precedence.
Employees are expressly prohibited from using their position at Diamond Hill to solicit gifts or entertainment from Clients, vendors, prospective vendors, service providers, prospective service providers, intermediaries, or consultants.
Accepting Gifts
Employees and their Family Members may only accept gifts with an approximate value of $100 (excluding taxes/delivery charges) or less per calendar year from a single source. They may not accept a gift of cash, gift cards, gift certificates, or anything else that is usable as cash, regardless of the amount. Any gift received must be disclosed at the time of receipt within the compliance system. Logoed or branded promotional items of a de minimis value (i.e. less than $25) are exempt from the $100 limit and do not need to be disclosed as a gift received. If an Employee or their Family Members receive a gift that exceeds the limitation of this policy, they must still disclose it in the compliance system and either return it to the sender or donate it to charity. Gifts from one Employee to another Employee are permitted and excluded from this policy.
Accepting Business Meals
Employees may accept business meals as long as neither the cost nor the frequency is excessive and there is a legitimate business purpose. If the host is a Broker/Dealer or Research Provider, please refer to the Gifts, Meals, and Entertainment from Broker/Dealers and Research Providers section below.
Accepting Entertainment Opportunities
Diamond Hill recognizes that participation in entertainment opportunities with representatives from organizations with which the firm does business, such as consultants, Broker/Dealers, Research Providers, vendors, and companies in which we may invest Client assets, can help to further legitimate business interests. However, participation in such entertainment opportunities should be infrequent and is subject to the following conditions:
•A representative of the hosting organization must be present.
•The primary purpose of the event must be to discuss business or to build a business relationship.
•If the host is a Broker/Dealer or Research Provider, the host must be reimbursed for the full cost of the entertainment opportunity. Please note that even if an Employee or Diamond Hill reimburses the full cost of the entertainment opportunity, an Employee may attend the event only if the host is present. Whenever possible, Employees should arrange for any required reimbursement prior to attending an entertainment event.
•The entertainment opportunity should not be considered extravagant or excessive.
Lodging and Air Travel
Employees may not accept a gift of lodging or air travel in connection with any entertainment opportunity. If an Employee participates in an entertainment opportunity for which lodging or air travel is paid for by the host, the Employee must reimburse the host for the equivalent cost.
Soliciting Gifts, Entertainment Opportunities, or Contributions
In their capacity as Employees of Diamond Hill, Employees may not solicit gifts, entertainment opportunities, or charitable or political contributions for themselves, or on behalf of Clients, prospects, or others, from brokers,

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vendors, Clients, or consultants with whom the firm conducts business or from companies in which the firm may invest Client assets.
Giving Gifts
Employees may not give any gift valued at more than $100 (excluding taxes/delivery charges) to any individual per calendar year. Employees must receive pre-approval prior to giving any gift. Such pre-approval should be requested through the compliance system. Any Diamond Hill logoed or branded promotional items of a de minimis value (i.e. less than $25) are exempt from the $100 limit and do not need to be pre-approved or disclosed. Any Diamond Hill logoed or branded promotional item of $25 or more should continue to be pre-approved prior to giving the gift. Employees may not give a gift of cash, gift cards, gift certificates, or anything else that is usable as cash, regardless of the amount. Diamond Hill employees should be familiar with any potential gift restrictions of Clients, intermediaries, or prospective Clients before giving any gift as they may have additional restrictions or reporting requirements that need to be followed.
Giving Meals and Entertainment
Diamond Hill employees may not provide extravagant, excessive, or frequent meals or entertainment to any Client, prospective Client, intermediary, consultant, or other person or organization providing services to, or seeking to do business with or on behalf of Diamond Hill. Providing meals and/or entertainment that is infrequent, reasonable, and customary under the circumstances is permitted. The Diamond Hill employee providing the meal and/or entertainment must be present at the event. If the Diamond Hill employee is not present, the meal or entertainment will be considered a gift subject to the $100 limit.
Gifts, Meals, and Entertainment from Broker/Dealers and Research Providers
Notwithstanding the above policies, Diamond Hill employees and their Family Members are prohibited from accepting from any Broker/Dealer or Research Provider any compensation, including gifts and entertainment, for the purchase or sale of any security and other portfolio holdings, to or from any Client account, including the Funds.
•This prohibition of accepting gifts and entertainment from Broker/Dealers and Research Providers includes, but is not limited to, gifts, meals, concerts, sporting events, cocktail events, golf outings, and other similar events or performances. If a Diamond Hill employee or their Family Member receives a gift from a Broker/Dealer or Research Provider, the Employee should disclose the receipt of the gift in the compliance system and either return the gift to sender or donate the gift to charity.
•Excluded from this prohibition are logoed or branded promotional items of de minimis value (i.e., less than $25).
•Excluded from this prohibition are modest refreshments, including breakfast or lunch, brought into a meeting site during a working meeting or provided at an educational seminar or conference sponsored by a Broker/Dealer or Research Provider.
•Employees may attend business meals and entertainment events with Broker/Dealers or Research Providers that otherwise may be prohibited provided that they or Diamond Hill pay the proportional cost of their meal or entertainment event. If the opportunity to pay the proportional cost of a meal does not present itself, then the Employee should report the circumstance to the CCO who will determine the appropriate resolution.
Gifts and Entertainment to Government Affiliated Persons.
In addition to the restrictions noted above, no gift, meal, entertainment or any other item of value may be given, directly or indirectly, to any government affiliated person unless the giving of such thing of value is pre‐approved

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by the CCO. A “government affiliated person” includes, but is not limited to, any person (including such person's spouse or other Family Member) affiliated with a governmental plan or a governmental entity, at any jurisdictional level. “Item of value” is very broadly defined and includes, but is not limited to, logo/promotional items, meals (regardless of setting), drinks, business entertainment events, and tickets to any type of event. As indicated above, this restriction does not apply to personal gifts or entertainment that an Employee may give to friends or acquaintances who happen to work for a governmental entity, provided the gift or entertainment is based on the Employee’s or their Family Member’s personal relationship and is not made in connection with the Employee’s employment at Diamond Hill.

Section 4: Outside Business Activities and Family Member Disclosure
To properly identify, manage, and mitigate potential conflicts of interest, it is necessary for Diamond Hill to identify its Employees’ outside business activities and family member relationships that may present a potential conflict of interest.
Outside Business Activity
An Outside Business Activity is any activity in which an Employee of Diamond Hill receives income or wages (other than passive investment income), or has a reasonable expectation of receiving income or wages for certain activities they perform or engage in. An Outside Business Activity could also include unpaid services such as serving on the board (or advisory board) or in a management capacity of an academic institution, charitable organization, or other non-profit, where the Employee may be involved in governance activities including the hiring of vendors, money managers, or oversight (directly or indirectly) of financial or investment accounts of the organization. Routine volunteer activities are not considered an Outside Business Activity.
Family Member Relationships
A Family Member Relationship must be disclosed when a Family Member or other close relative’s employment, board membership, political position, or other activity could create a potential conflict (or the appearance of a conflict) with Diamond Hill, its Clients, or the Funds. The following are examples of Family Member Relationships that should be disclosed:
•your spouse is employed at a firm that Diamond Hill or the Funds do business with,
•your aunt or uncle works in the C-Suite or other senior position of a publicly traded company (where they may frequently be in possession of material non-public information),
•your parent or in-law works on the sell-side trade desk at Goldman Sachs,
•your child is a research analyst at Stifel Nicolaus,
•your close cousin is a trustee for a city retirement plan, or
•your sibling serves on the board of trustees of a university or other non-profit.
Policy
All Diamond Hill employees must disclose any Outside Business Activities or Family Member Relationships, such as those described above, that may present a potential conflict, an actual conflict, or the appearance of a conflict of interest with Diamond Hill, its Clients, or the Funds. To mitigate potential conflicts of interest, Diamond Hill may impose specific conditions or limitations on an Employee’s Outside Business Activity or where circumstances warrant, prohibit the activity outright.

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Disclosure Procedure
Within ten (10) days of becoming a Diamond Hill employee, each new employee must disclose any Outside Business Activities or Family Member Relationships via the compliance system. In addition, all Employees have a continual ongoing obligation to promptly disclose any new Outside Business Activity or Family Member Relationship. Notwithstanding this continual disclosure obligation, all Employees will be required to review and confirm their disclosed Outside Business Activities and Family Member Relationships on an annual basis.
The CCO or the CCO’s delegate will monitor and evaluate all Employee disclosures to determine if the disclosed activity or relationship could create a conflict of interest with Diamond Hill, its Clients, or the Funds. The CCO will also evaluate the materiality of any conflicts to determine if it rises to the level that:
1.may require additional policies and procedures to mitigate or manage the conflict, and/or
2.the conflict should be disclosed to Clients or the board of trustees of the Funds.

Section 5: Sanctions
Strict compliance with the provisions of the Code is considered to be a basic provision of employment. Any violation of the Code by an Employee may result in disciplinary action, which may include, but is not limited to unwinding of trades, disgorgement of profits, warning, monetary fine or censure, suspension of personal trading privileges, and suspension or termination of employment. Repeated offenses will likely be subject to additional sanctions of increasing severity.
Section 6: Training
On an annual basis, the CCO, or their delegate, will conduct training with Diamond Hill employees to help ensure compliance with all sections of the Code.

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Appendix - Definitions
Affiliated Persons: an employee, officer or trustee of the Funds or an employee, officer or director of Diamond Hill Capital Management, Inc.
Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a Security.
Broker/Dealer: any person or organization engaged in the business of effecting transactions in securities for the account of others.
Chief Compliance Officer (“CCO”): the CCO for Diamond Hill and the Funds, including any such designee(s) of the CCO.
Confidential Information: includes but is not limited to, 1) any client information that is not already public information, 2) any employee personal, financial, or employment data, 3) any non-public investment research information obtained or derived (data or written), and 4) any other corporate information not already disclosed on the Company’s web site or in other public filings.
Cryptocurrency: any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under federal securities laws.
Independent Trustees: trustees who are not interested persons of the Funds, as defined in the 1940 Act, as amended, and whose affiliation with the Funds is solely by reason of being a trustee of the Funds.
Employees: the officers of the Funds and the employees, officers and directors of Diamond Hill. The CCO will maintain a current list of all Employees. All employees of Diamond Hill are considered to have access to non-public information regarding a Fund's purchase or sale of securities and its portfolio holdings and are, therefore, considered (“Access Persons”), as that term is defined in Rule 17j-1. Notwithstanding the foregoing, so long as the Funds’ principal underwriter or another company providing services to Diamond Hill or the Funds (“Service Providers”) has adopted a code of ethics which it certifies complies with Rule 17j-1 under the 1940 Act, as amended, the term Employees shall not include any director, officer, partner or employee of the Service Providers who is also an officer of the Funds.
Employee Account: each account in which an Employee or Family Member has any direct or indirect Beneficial Interest or over which such person exercises control or discretion, including but not limited to any joint account, partnership, corporation, trust, or estate. Employee Accounts do not include accounts in which an Employee’s family member exercises investment discretion in a fiduciary capacity for the benefit of others who are not considered family members as defined in this paragraph.
Family Member: includes immediate family members living in the same household and any other relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes or who the Employee exercises discretion on securities transactions.
Initial Coin Offering: initial coin offerings, virtual tokens offerings, virtual coin offerings (also called ICOs, virtual coins or token sales) are digital assets used by individuals or entities to raise capital. In return a purchaser receives certain rights, ranging from access to a future service once launched to rights to future profits. Virtual coins or tokens are purchased with either traditional currencies or virtual currencies. After they are issued, virtual coins or tokens may be resold to others in a secondary market.

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Last Amended: August 21, 2024

Research Provider: person or organization that provides investment research that may be used in the investment decision making process. They may or may not be a Broker/Dealer.
Security: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
Related Security: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.
Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as clients.

Code of Ethics         Page 13
Last Amended: August 21, 2024